Exhibit 99.1

Hungarian Telephone and Cable Corp. Announces Result of Stockholders’ Meeting

SEATTLE--(BUSINESS WIRE)--February 24, 2009--Hungarian Telephone and Cable Corp. (NYSE ALTERNEXT U.S.: HTC) announced today that its stockholders approved a corporate reorganization to effectively change HTCC’s place of incorporation from Delaware to Denmark. Of the 16,425,733 shares entitled to vote at today’s Special Meeting of Stockholders, 71.8% voted in favor of the proposal.

As a result of today’s vote, HTCC will transfer its assets and liabilities to a newly formed Danish subsidiary, Invitel Holdings A/S (“Invitel Denmark”), and merge into a newly organized subsidiary of Invitel Denmark. As a result of these transactions, Invitel Denmark will be the successor to HTCC as the holding company for the HTCC group of companies. HTCC expects the reorganization to be effected as soon as practicable, subject to satisfaction of conditions specified in the merger agreement. While HTCC has obtained the necessary waivers from lenders under certain of its credit facilities to complete the merger, the failure to satisfy any of the other conditions to the transactions may lead to the abandonment of the reorganization. HTCC currently anticipates being in position to consummate the reorganization on or around February 26, 2009.

Upon completion of the reorganization, each outstanding share of common stock of HTCC will be converted into the right to receive one American Depositary Share of Invitel Denmark, each representing one ordinary share of Invitel Denmark. When issued, the American Depositary Shares will be listed on the NYSE Alternext stock exchange (the same exchange on which HTCC common stock currently trades) under the symbol “IHO.”

ABOUT HUNGARIAN TELEPHONE AND CABLE CORP.

Hungarian Telephone and Cable Corp., operating under the Invitel brand name, is the number one alternative and the second largest fixed line telecommunications and broadband Internet Services Provider in the Republic of Hungary with more than 1 million customers in Hungary. In addition to delivering voice, data and Internet services in Hungary, it is also a leading player in the Central and Eastern European wholesale telecommunications capacity and data market.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, HTCC’s prospects for its operations and the successful completion of the plan of reorganization, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in HTCC’s reports and registration statements filed with the SEC, including the demand for fixed line, internet and other telecommunications services, the demand for and pricing of HTCC’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting the proposed reorganization and HTCC’s business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

CONTACT:
Hungarian Telephone and Cable Corp.
Hungary:
Robert Bowker, Chief Financial Officer, (011) 361-801-1374
or
U.S.:
Peter T. Noone, General Counsel, 206-654-0204